EXHIBIT 99.1

Great Lakes Reports Second Quarter 2024 Results

Second quarter net income of $7.7 million
Second quarter adjusted EBITDA of $25.8 million
Dredging backlog of $807.9 million at June 30, 2024

HOUSTON, Aug. 06, 2024 (GLOBE NEWSWIRE) -- Great Lakes Dredge & Dock Corporation (“Great Lakes” or the “Company”) (Nasdaq: GLDD), the largest provider of dredging services in the United States, today reported financial results for the second quarter ended June 30, 2024.

Second Quarter 2024 Highlights

  Revenue was $170.1 million
  Total operating income was $14.6 million
  Net income was $7.7 million
  Adjusted EBITDA was $25.8 million

Management Commentary

Lasse Petterson, President and Chief Executive Officer, commented, “Despite having three dredges in drydock, Great Lakes achieved solid results in the second quarter driven by strong project performance from our active dredges. We ended the second quarter with net income of $7.7 million and adjusted EBITDA of $25.8 million. At the end of the second quarter, our dredging backlog was $807.9 million with an additional $273.1 million in low bids and options pending award and our offshore wind backlog was $44.6 million with an additional $12.7 million in options pending. Post quarter end, Great Lakes was low bidder on additional work for approximately $181.6 million.

With a record 2024 U.S. Army Corps of Engineers’ budget of $8.7 billion, approved in the first quarter, the bid market has been robust and is expected to remain strong for the rest of the year, particularly in our capital and coastal protection target markets. Notably, 85% of our backlog is related to capital projects that provide higher margin work, like the Freeport Deepening and the Sabine-Neches Waterway Channel Improvement dredging projects, both of which are currently underway. In 2023, Great Lakes was awarded two large liquified natural gas (“LNG”) projects, the Port Arthur LNG Phase 1 project and the Brownsville Ship Channel project for Next Decade Corporation’s Rio Grande LNG project, which is the largest project undertaken in Great Lakes' history. Subcontractor work has already started and dredging work on both capital projects is expected to commence in the third quarter. The Biden administration’s temporary pause on approving new LNG export licenses has had no impact on these two projects since they have already been permitted. We continue to tender bids on several pending LNG projects to diversify and expand our client base.

We continue to make progress on our new build program. Our newest 6,500-cubic-yard-capacity hopper dredge, the Galveston Island, was successfully placed into operation in the first quarter and contributed to the solid project performance in the second quarter. Her sistership, the Amelia Island, is expected to be delivered in the second half of 2025. These dredges will work on projects that redevelop and improve our shorelines, which are subject to continual damage due to storms, rising waters and the effects of climate change.

We remain resolute in our long-term growth strategy to enter the U.S. offshore wind market. The Acadia, the first and only U.S.-flagged Jones Act compliant, inclined fallpipe vessel for subsea rock installation, is under construction with expected delivery in the second half of 2025. Great Lakes has been awarded two contracts to utilize the Acadia for Equinor’s Empire Wind I and Ørsted’s Sunrise Wind projects. We expect that offshore wind will play a crucial role in helping the U.S. meet its decarbonization and clean energy goals and we believe the offshore wind power generation market offers Great Lakes long-term diversification with a strong opportunity for growth. In addition to the U.S. offshore wind, there are several other market opportunities that the Acadia is well suited for, such as rock placement in the international offshore wind market, rock protection over pipelines in the oil and gas and carbon capture markets and telecommunications and power cable protection. As such, we continue to pursue and bid on a number of other offshore wind farm and cable and pipeline protection projects for the Acadia, both domestically and internationally, with work planned for 2026 and beyond.

In the second quarter, Great Lakes entered into a $150 million second-lien credit agreement with Guggenheim Credit Services, LLC, for an aggregate principal amount of $100 million and a delayed draw term loan facility in the aggregate amount of $50 million, which is available to the Company for a period of 12 months following the closing date of the agreement. The financing provides Great Lakes with additional liquidity to help us complete our new build program and provide the financial flexibility to pursue other financing alternatives, including Title XI.

Our outlook remains positive, and we expect the dredging bid market to remain robust for the remainder of 2024. With strong government support, our substantial backlog, enhanced fleet, and strategic initiatives, we firmly believe our company is well-prepared for the future.”

Operational Update

  Revenue was $170.1 million, an increase of $37.4 million from the second quarter of 2023. The higher revenue in the second quarter of 2024 was due primarily to higher capital and coastal protection project revenues, offset partially by a decrease in maintenance project revenue.
  Gross profit was $29.8 million, an improvement of $11.9 million compared to the gross profit from the second quarter of 2023. Gross margin percentage increased to 17.5% in the second quarter of 2024 from 13.5% in the second quarter of 2023 due to improved project performance and higher capital and coastal protection revenue in the current year quarter.
  Operating income was $14.6 million, which is a $10.9 million improvement compared to the prior year second quarter. The year over year increase is primarily due to $11.9 million increase in gross profit offset partially by higher general and administrative expenses.
  Net income for the quarter was $7.7 million, which is a $6.0 million improvement compared to net income of $1.7 million in the prior year second quarter. The increase is a result of improved operating results, partially offset by an increase in net interest expense and income tax expense.
  At June 30, 2024, the Company had $23.1 million in cash and cash equivalents and total long-term debt of $411.5 million, with no draws outstanding against our $300 million revolver.
  At June 30, 2024, the Company had $807.9 million in dredging backlog as compared to $1.04 billion at December 31, 2023. Dredging backlog does not include approximately $273.1 million of low bids and options pending award and approximately $44.6 million of performance obligations and $12.7 million in options pending award related to offshore wind contracts.
  Total capital expenditures for the second quarter of 2024 were $51.3 million compared to $19.4 million for the second quarter of 2023. Capital expenditures in the quarter included $29.7 million for the construction of the subsea rock installation vessel, the Acadia, $14.8 million for the Amelia Island, $0.7 million for the final payment for the Galveston Island, and $6.1 million for maintenance and growth.

Market Update

We continue to see strong support from the Biden Administration and Congress for the dredging industry. The 2024 Energy and Water Appropriations Bill, which passed in the first quarter, provided a record $8.7 billion in total funding to the U.S. Army Corps of Engineers (the “Corps”). This funding included $5.6 billion for the Corps’ Operations and Maintenance budget and $2.8 billion for the Harbor Maintenance Trust Fund. In 2023, the Disaster Relief Supplemental Appropriations Act was also approved which included $1.5 billion for the Corps to make necessary repairs to infrastructure impacted by hurricanes and other natural disasters, and to initiate beach renourishment projects that will increase coastal resiliency. The increased budget and additional funding have supported a strong bid market for 2024, with a robust beach renourishment market and capital projects including additional phases of the Mobile and Sabine-Neches deepenings.

The 2025 Corps’ budget is expected to be another record appropriation. On June 28, 2024, the U.S. House of Representatives (the “House”) Energy and Water Appropriations Subcommittee passed their 2025 Appropriations Bill providing the Corps with a budget of $9.96 billion, which is $2.7 billion above the President’s Budget request. The bill includes $5.7 billion for Operations and Maintenance projects, of which $3.1 billion is from the Harbor Maintenance Trust Fund. On August 1, 2024, the Senate Appropriations Committee approved its draft of the 2025 Energy and Water spending bill which provides $10.3 billion in total funding for the U.S. Army Corps of Engineers.

The Water Resources Development Act (“WRDA”) is on a two-year renewal cycle and includes legislation that authorizes the financing of the Corps’ projects for studies, flood and hurricane protection, dredging, ecosystem restoration and other construction projects aimed at improving rivers and harbors in the United States. WRDA 2022 featured authorization for the New York and New Jersey shipping channels to be deepened to 55 feet, estimated at $6 billion, as well as the Coastal Texas Protection and Restoration Program, estimated at $34.4 billion. The Coastal Texas program includes dune and marsh restoration to safeguard the Texas Gulf Coast from hurricane surges. WRDA 2024 appears to have strong bipartisan support and has already been approved by the U.S. Senate Environment and Public Works Committee and the House Transportation and Infrastructure Committee.  The House bill, which was approved on July 22, 2024, authorizes 160 feasibility studies and 12 new and modified construction projects. The proposed Senate bill, which was approved August 1, 2024, authorizes 81 feasibility studies and 8 new or modified construction projects focusing on infrastructure and flood risk management. The two bodies will now conference to resolve any differences. This moves the bill one step closer to full Congressional approval.

We believe that Great Lakes has established a unique business position in the U.S. offshore wind market, and we continue to pursue and tender bids, both domestically and internationally, for multiple subsea rock installation projects for the Acadia, to protect and stabilize offshore wind structures.  As previously mentioned, the Acadia can also be utilized to provide rock protection to stabilize telecommunications cables, and oil and gas pipelines. Great Lakes is actively pursuing these types of projects for the Acadia, in addition to the offshore wind projects.

The U.S. offshore wind market reached historic milestones in the first quarter of 2024, with two commercial-scale offshore wind farms becoming operational and supplying power to the grid in New York and Massachusetts. New Jersey also awarded 3.7 gigawatts (“GW”) of Power Purchase Agreements in January 2024, and the results of the tri-state (Massachusetts, Rhode Island, and Connecticut) solicitation for 6 GW of offshore wind, are expected in the third quarter of 2024.

In June 2024, Equinor and Ørsted signed final power deals with New York State Energy Research & Development Authority for the Empire Wind I and Sunrise Wind projects. Notably, Great Lakes has been awarded rock installation contracts for both projects, and expects to be using the rock installation vessel, the Acadia, to protect and stabilize foundations and cables for these projects with a combined capacity of 1.7 GW. On July 17, 2024, New York’s Governor Hochul announced the start of construction on the Sunrise Wind project which is expected to provide power to approximately 600,000 New York homes. On July 2, 2024, the U.S. Department of the Interior (“DOI”) approved the Atlantic Shores South offshore wind energy project off the New Jersey Coast, which is expected to power close to one million homes with clean renewable energy. This brings total DOI approvals to more than 13 GW of clean energy from offshore wind energy projects. Also in July 2024, the Bureau of Ocean Energy Management approved the construction and operation of two offshore wind energy facilities, New England Wind 1 and New England Wind 2, that could power close to a million homes.

The latest BloombergNEF offshore wind market outlook shows global offshore wind expected to grow tenfold by 2040 with a forecast of approximately 742GW. The global outlook for 2040 anticipates China, the United Kingdom, and the U.S. to be the top three offshore wind energy producers.

Conference Call Information

The Company will conduct a quarterly conference call, which will be held on Tuesday, August 6, 2024, at 9:00 a.m. C.D.T (10:00 a.m. E.D.T.). Investors and analysts are encouraged to pre-register for the conference call by using the link below. Participants who pre-register will be given a unique PIN to gain immediate access to the call. Pre-registration may be completed at any time up to the call start time.

To pre-register, go to  https://register.vevent.com/register/BI42711de8d7e8491e97341de99dae6b10

The live call and replay can also be heard at https://edge.media-server.com/mmc/p/ffnisqsp or on the Company’s website, www.gldd.com, under Events on the Investor Relations page. A copy of the press release will be available on the Company’s website.

Use of Non-GAAP measures

Adjusted EBITDA, as provided herein, represents net income (loss) from continuing operations, adjusted for net interest expense, income taxes, depreciation and amortization expense, debt extinguishment, accelerated maintenance expense for new international deployments, goodwill or asset impairments and gains on bargain purchase acquisitions. Adjusted EBITDA is not a measure derived in accordance with GAAP. The Company presents Adjusted EBITDA as an additional measure by which to evaluate the Company's operating trends. The Company believes that Adjusted EBITDA is a measure frequently used to evaluate performance of companies with substantial leverage and that the Company's primary stakeholders (i.e., its stockholders, bondholders and banks) use Adjusted EBITDA to evaluate the Company's period to period performance. Additionally, management believes that Adjusted EBITDA provides a transparent measure of the Company’s recurring operating performance and allows management and investors to readily view operating trends, perform analytical comparisons and identify strategies to improve operating performance. For this reason, the Company uses a measure based upon Adjusted EBITDA to assess performance for purposes of determining compensation under the Company's incentive plan. Adjusted EBITDA should not be considered an alternative to, or more meaningful than, amounts determined in accordance with GAAP including: (a) operating income as an indicator of operating performance; or (b) cash flows from operations as a measure of liquidity. As such, the Company's use of Adjusted EBITDA, instead of a GAAP measure, has limitations as an analytical tool, including the inability to determine profitability or liquidity due to the exclusion of accelerated maintenance expense for new international deployments, goodwill or asset impairments, gains on bargain purchase acquisitions, net interest and income tax expense and the associated significant cash requirements and the exclusion of depreciation and amortization, which represent significant and unavoidable operating costs given the level of indebtedness and capital expenditures needed to maintain the Company's business. For these reasons, the Company uses operating income (loss) to measure the Company's operating performance and uses Adjusted EBITDA only as a supplement. Adjusted EBITDA is reconciled to net income (loss) in the table of financial results. For further explanation, please refer to the Company's SEC filings.

The Company

Great Lakes Dredge & Dock Corporation is the largest provider of dredging services in the United States, which is complemented with a long history of performing significant international projects. In addition, Great Lakes is fully engaged in expanding its core business into the rapidly developing offshore wind energy industry. The Company employs experienced civil, ocean and mechanical engineering staff in its estimating, production and project management functions.  In its over 134-year history, the Company has never failed to complete a marine project. Great Lakes owns and operates the largest and most diverse fleet in the U.S. dredging industry, comprised of approximately 200 specialized vessels. Great Lakes has a disciplined training program for engineers that ensures experienced-based performance as they advance through Company operations. The Company’s Incident-and Injury-Free® (IIF®) safety management program is integrated into all aspects of the Company’s culture. The Company’s commitment to the IIF® culture promotes a work environment where employee safety is paramount.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking” statements, as defined in Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), the Private Securities Litigation Reform Act of 1995 (the “PSLRA”) or in releases made by the Securities and Exchange Commission (the “SEC”), all as may be amended from time to time. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of Great Lakes and its subsidiaries, or industry results, to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements that are not historical fact are forward-looking statements. Forward-looking statements can be identified by, among other things, the use of forward-looking language, such as the words “plan,” “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project,” “may,” “would,” “could,” “should,” “seeks,” “are optimistic,” or “scheduled to,” or other similar words, or the negative of these terms or other variations are being made pursuant to the Exchange Act and the PSLRA with the intention of obtaining of these terms or comparable language, or by discussion of strategy or intentions. These cautionary statements have the benefit of the “safe harbor” provisions of such laws. Great Lakes cautions investors that any forward-looking statements made by Great Lakes are not guarantees or indicative of future performance. Important assumptions and other important factors that could cause actual results to differ materially from those forward-looking statements with respect to Great Lakes include, but are not limited to: a reduction in government funding for dredging and other contracts, or government cancellation of such contracts, or the inability of the Corps to let bids to market; our ability to qualify as an eligible bidder under government contract criteria and to compete successfully against other qualified bidders in order to obtain government dredging and other contracts; cost over-runs, operating cost inflation and potential claims for liquidated damages, particularly with respect to our fixed cost contracts; the timing of our performance on contracts and new contracts being awarded to us; significant liabilities that could be imposed were we to fail to comply with government contracting regulations; project delays related to the increasingly negative impacts of climate change or other unusual, non-historical weather patterns; costs necessary to operate and maintain our existing vessels and the construction of new vessels; equipment or mechanical failures; pandemic, epidemic or outbreak of an infectious disease; disruptions to our supply chain for procurement of new vessel build materials or maintenance on our existing vessels; capital and operational costs due to environmental regulations; market and regulatory responses to climate change, including proposed regulations concerning emissions reporting and future emissions reduction goals; contract penalties for any projects that are completed late; force majeure events, including natural disasters, war and terrorists’ actions; changes in the amount of our estimated backlog; significant negative changes attributable to large, single customer contracts; our ability to obtain financing for the construction of new vessels, including our new offshore wind vessel; our ability to secure contracts to utilize our new offshore wind vessel; unforeseen delays and cost overruns related to the construction of our new vessels; any failure to comply with the jones act provisions on coastwise trade, or if those provisions were modified or repealed; fluctuations in fuel prices, particularly given our dependence on petroleum-based products; impacts of nationwide inflation on procurement of new build and vessel maintenance materials; our ability to obtain bonding or letters of credit and risks associated with draws by the surety on outstanding bonds or calls by the beneficiary on outstanding letters of credit; acquisition integration and consolidation, including transaction expenses, unexpected liabilities and operational challenges and risks; divestitures and discontinued operations, including retained liabilities from businesses that we sell or discontinue; potential penalties and reputational damage as a result of legal and regulatory proceedings; any liabilities imposed on us for the obligations of joint ventures, partners and subcontractors; increased costs of certain material used in our operations due to newly imposed tariffs; unionized labor force work stoppages; any liabilities for job-related claims under federal law, which does not provide for the liability limitations typically present under state law; operational hazards, including any liabilities or losses relating to personal or property damage resulting from our operations; our ability to identify and contract with qualified MBE or DBE contractors to perform as subcontractors; our substantial amount of indebtedness, which makes us more vulnerable to adverse economic and competitive conditions; restrictions on the operation of our business imposed by financing terms and covenants; impacts of adverse capital and credit market conditions on our ability to meet liquidity needs and access capital; limitations on our hedging strategy imposed by statutory and regulatory requirements for derivative transactions; foreign exchange risks, in particular, as it relates to the new offshore wind vessel build; losses attributable to our investments in privately financed projects; restrictions on foreign ownership of our common stock; restrictions imposed by Delaware law and our charter on takeover transactions that stockholders may consider to be favorable; restrictions on our ability to declare dividends imposed by our financing agreements or Delaware law; significant fluctuations in the market price of our common stock, which may make it difficult for holders to resell our common stock when they want or at prices that they find attractive; changes in previously recorded net revenue and profit as a result of the significant estimates made in connection with our methods of accounting for recognized revenue; maintaining an adequate level of insurance coverage; our ability to find, attract and retain key personnel and skilled labor; disruptions, failures, data corruptions, cyber-based attacks or security breaches of the information technology systems on which we rely to conduct our business; and impairments of our goodwill or other intangible assets. For additional information on these and other risks and uncertainties, please see Item 1A. “Risk Factors” of Great Lakes' Annual Report on Form 10-K for the year ended December 31, 2023.

Although Great Lakes believes that its plans, intentions and expectations reflected in or suggested by such forward looking statements are reasonable, actual results could differ materially from a projection or assumption in any forward-looking statements. Great Lakes' future financial condition and results of operations, as well as any forward-looking statements, are subject to change and inherent risks and uncertainties. The forward-looking statements contained in this press release are made only as of the date hereof and Great Lakes does not have or undertake any obligation to update or revise any forward-looking statements whether as a result of new information, subsequent events or otherwise, unless otherwise required by law.

Great Lakes Dredge & Dock Corporation
Condensed Consolidated Statements of Operations
(Unaudited and in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2024	2023	2024	2023
Contract revenues	$170,086	$132,667	$368,746	$290,711
Gross profit	29,840	17,899	75,414	30,034
General and administrative expenses	16,161	14,462	32,272	27,479
Other gains	(906)	(243)	(2,922)	(261)
Operating income	14,585	3,680	46,064	2,816
Interest expense—net	(4,198)	(3,175)	(8,089)	(6,560)
Other income	128	2,024	553	2,251
Income (loss) before income taxes	10,515	2,529	38,528	(1,493)
Income tax provision	(2,842)	(796)	(9,831)	(5)
Net income (loss)	$7,673	$1,733	$28,697	$(1,498)

Basic earnings (loss) per share	$0.11	$0.03	$0.43	$(0.02)
Basic weighted average shares	67,103	66,462	66,916	66,363

Diluted earnings (loss) per share	$0.11	$0.03	$0.42	$(0.02)
Diluted weighted average shares	67,682	66,805	67,607	66,363

Great Lakes Dredge & Dock Corporation
Reconciliation of Net Income (Loss) to Adjusted EBITDA
(Unaudited and in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2024	2023	2024	2023
Net income (loss)	$7,673	$1,733	$28,697	$(1,498)
Adjusted for:
Interest expense—net	4,198	3,175	8,089	6,560
Income tax provision	2,842	796	9,831	5
Depreciation and amortization	11,108	10,937	22,128	21,787
Adjusted EBITDA	$25,821	$16,641	$68,745	$26,854

Great Lakes Dredge & Dock Corporation
Selected Balance Sheet Information
(Unaudited and in thousands)

	Period Ended
	June 30,	December 31,
	2024	2023

Cash and cash equivalents	$23,134	$22,841
Total current assets	219,266	226,328
Total assets	1,127,667	1,110,840
Total current liabilities	165,764	179,443
Total long-term debt	411,475	412,070
Total equity	418,023	385,548

Great Lakes Dredge & Dock Corporation
Revenue and Backlog Data
(Unaudited and in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Revenues	2024	2023	2024	2023
Dredging:
Capital - U.S.	$70,747	$38,157	$140,647	$70,632
Coastal protection	70,195	56,490	134,121	107,795
Maintenance	28,464	35,809	92,875	107,737
Rivers & lakes	680	2,211	1,103	4,547
Total revenues	$170,086	$132,667	$368,746	$290,711

	As of
	June 30,	December 31,	June 30,
Backlog	2024	2023	2023
Dredging:
Capital - U.S.	$683,131	$741,839	$243,646
Coastal protection	38,205	138,394	34,835
Maintenance	82,070	152,104	147,143
Rivers & lakes	4,468	6,765	8,931
Total backlog	$807,874	$1,039,102	$434,555

For further information contact:
Tina Baginskis
Director, Investor Relations
630-574-3024